EXHIBIT 5.2


                            THELEN REID & PRIEST LLP
NEW YORK                        ATTORNEYS AT LAW
SAN FRANCISCO                 40 WEST 57TH STREET
WASHINGTON, D.C.            NEW YORK, N.Y. 10019-4097
LOS ANGELES           TEL (212) 603-2000 FAX (212) 603-2001
SILICON VALLEY                www. thelenreid.com
MORRISTOWN, N.J.


                                October 25, 2001



Duquesne Light Company
411 Seventh Avenue
Pittsburgh, Pennsylvania 15279

Ladies and Gentlemen:

     We are acting as special counsel for Duquesne Light Company (the "Company") in connection with the Company's proposed issuance and sale from time to time of up to $400,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds"), to be issued as a series of Securities under its Indenture of Mortgage and Deed of Trust, dated as of April 1, 1992, as heretofore amended and supplemented and as to be further supplemented by a supplemental indenture relating to the Bonds (such Indenture, as so amended and supplemented, being hereinafter called the "Mortgage"), to The Chase Manhattan Bank, as trustee (the "Mortgage Trustee"), as contemplated by the Registration Statement on Form S-3 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof for the registration of the Bonds under the Securities Act of 1933, as amended (the "Act"), and for the qualification of the Mortgage under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     We are of the opinion that when:

          (a) the Registration Statement, as it may be amended, shall have become effective under the Act and the Mortgage shall have been qualified under the Trust Indenture Act,

          (b) the Securities Certificate filed by the Company with the Pennsylvania Public Utility Commission with respect to the Bonds shall have been duly registered by said regulatory authority,

          (c) the Company's Board of Directors, or a duly authorized committee thereof, shall have taken such action as may be necessary to authorize the issuance and sale by the Company for the Bonds on the terms set forth in or contemplated by the Registration Statement, as it may be amended, and the exhibits thereto, and to authorize the proper officers of the Company to take such other


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THELEN REID & PRIEST LLP

October 25, 2001
Page 2


               action as may be necessary in connection with the consummation of the issuance and sale of the Bonds from time to time,

          (d) the specific terms of each Bond shall have been determined within the authorizations referred to above, and each Bond shall have been duly executed by the Company and authenticated by the Mortgage Trustee and issued, sold and delivered by the Company to the purchasers thereof against payment therefore, all as contemplated by, and in conformity with, the acts, authorizations and documents referred to above, the Bonds will be legally issued and will be binding obligations of the Company.

     We are members of the New York bar and do not hold ourselves out as experts on the laws of the Commonwealth of Pennsylvania. Accordingly, in rendering this opinion, we have relied, as to all matters governed by the laws of said Commonwealth, upon the opinion of even date herewith of David R. High, Esq., Vice President and General Counsel for DQE, Inc., a Pennsylvania corporation and holder of all the issued and outstanding shares of common stock of the Company, which opinion is being filed as Exhibit 5.1 to the Registration Statement.

     We hereby authorize and consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and the reference to our firm in the Registration Statement and in the prospectus constituting a part thereof.

                                        Very truly yours,

                                        /s/ THELEN REID & PRIEST LLP

                                        THELEN REID & PRIEST LLP